EXHIBIT 99

FOR IMMEDIATE RELEASE

TRISTATE CAPITAL RAISES $35 MILLION IN NEW CAPITAL
THROUGH COMPLETION OF PRIVATE PLACEMENT OF SUBORDINATED DEBT

PITTSBURGH, June 9, 2014 - TriState Capital Holdings, Inc. (NASDAQ: TSC) completed a private placement of subordinated debt, raising $35 million in new capital.

The subordinated notes bear a fixed interest rate of 5.75 % per annum and mature on July 1, 2019. The proceeds qualify under federal regulatory rules as Tier 2 capital for TriState Capital Holdings, the holding company for TriState Capital Bank and Chartwell Investment Partners, Inc. The proceeds will help fund continued growth and ensure that the company and its bank subsidiary maintain their well-capitalized positions, and may be used to invest in TriState Capital Bank and Chartwell, and for other general corporate purposes.

“We’ve successfully deployed the proceeds from last year’s initial public offering by executing our plans to acquire a thriving investment management firm and profitably grow our core banking business,” Chairman and Chief Executive Officer James F. Getz said. “Over our history, we’ve successfully accessed new capital as needed to fund TriState Capital’s expansion, attracting over $357 million to date including this subordinated debt. This placement diversifies our sources of low-cost capital and enables us to fund continued growth without dilution to common stockholders.”

In anticipation of a subordinated debt offering, TriState Capital recently obtained ratings from Kroll Bond Rating Agency. KBRA has assigned investment grade ratings of BBB+ for TriState Capital Bank and BBB for TriState Capital Holdings.

Stephens Inc. served as placement agent for the private offering to certain accredited institutional investors.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

ABOUT TRISTATE CAPITAL
TriState Capital Holdings, Inc. (NASDAQ: TSC) is a bank holding company headquartered in Pittsburgh, Pa., providing commercial banking, private banking and investment management services to middle-market companies, institutional clients and high-net-worth individuals. Its TriState Capital Bank subsidiary has $2.5 billion in assets, as of March 31, 2014, and serves middle-market commercial customers through regional representative offices in Pittsburgh, Philadelphia, Cleveland, Princeton, N.J., and New York City, as well as high-net-worth individuals nationwide through its national referral network of financial intermediaries. Its Chartwell Investment Partners subsidiary has $8.0 billion in assets under management, as of March 31, 2014, and serves TriState Capital’s financial intermediary network and over 150 institutional clients. For more information, please visit http://investors.tristatecapitalbank.com.

FORWARD LOOKING STATEMENTS
This press release includes “forward-looking” statements related to TriState Capital that can generally be identified as describing TriState Capital’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect TriState Capital’s future results, please see the company’s most-recent annual and quarterly reports filed on Form 10-K and Form 10-Q.

EXHIBIT 99

###

MEDIA CONTACTS
Jack Horner
267-932-8760, ext. 302
412-600-2295 (mobile)
jack@hornercom.com

Mike Gross
267-932-8760, ext. 310
856-628-6169 (mobile)
mike@hornercom.com

INVESTOR RELATIONS CONTACT
Brian Fetterolf
412-304-0451
investorrelations@tscbank.com

2